Ex. 99.28(d)(22)(vii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Franklin Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Franklin Advisers, Inc., a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement, effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the following sections of the Agreement, effective September 6, 2019:

Section 3. “Management”;

Section 12. “Duration and Termination”; and

Section 21. “No Claims Filing”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.                  Sub-paragraph i) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

i)       will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties and investment objectives hereunder;

2.                  Sub-paragraph k) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following

k)       Consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and perform all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where required by local law.

3.                  Section 12. “Duration and Termination” shall be deleted and replaced, in its entirety, with the following:

12.        Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through September 30th of each successive year following the initial two year period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”). Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, on sixty days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board (including a majority of the Independent Trustees), or on sixty days’ written notice by the Sub-Adviser to the Trust and the other party.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Section 10 and 11 herein shall survive the termination of this Agreement.

4.                  “No Claims Filing” shall be deleted and replaced, in its entirety, with the following:

21.       No Claims Filing.

(a)       Except as provided in subsection b) below, the Sub-Adviser shall not be expected or required to take any action with respect to legal proceedings (including, without limitation, class action lawsuits, and regulatory recovery funds) involving (i) the securities presently or formerly held in the Fund(s) or (ii) the issuers of such securities or related parties.

(b)       When in the exercise of the Sub-Adviser’s discretion, the Sub-Adviser determines that such action is in the Fund’s best interests, the Adviser, acting both on behalf of the Fund and on its own behalf, hereby authorizes the Sub-Adviser and appoints the Sub-Adviser as the Fund’s attorney-in-fact, to: (i) participate and otherwise act on behalf of the Fund in connection with all matters arising in connection with any reorganization or restructuring, liquidation, bankruptcy, insolvency or similar event relating to an issuer (or a related party of such issuer) of securities managed by the Sub-Adviser as part of the Fund (collectively, the “Authorized Matters”) including, without limitation, acting on behalf of the Fund as a member of any related creditor’s committee or a similar ad hoc or statutory committee, except that, Authorized Matters do not include, and the Sub-Adviser has no obligation to defend the Fund or otherwise take any action in, any insolvency-related proceeding seeking avoidance of alleged fraudulent conveyances and the Fund agrees that it retains responsibility for such matters; (ii) engage, or direct the applicable indenture trustee or similar entity to engage, professionals, including attorneys and financial advisors, to represent the Fund’s interests with respect to the Authorized Matters; (iii) execute, file and deliver any necessary or appropriate documents in connection with the Authorized Matters, including, but not limited to, proofs of claim, transaction documents, certifications, representation letters, objections, releases of claims, powers of attorney, retainer agreements, and settlement agreements; and (iv) in general, perform any act for the Fund in all matters relating to the Authorized Matters, as applicable (collectively, the “Authorized Matters Service”). The Adviser, acting both on behalf of the Fund and on its own behalf, further acknowledges and agrees that: (x) notwithstanding any confidentiality provisions in this Agreement, information relating to the Fund or the Adviser may be disclosed to third parties in connection with any Authorized Matter, (y) by filing a proof of claim on the Fund’s behalf with respect to any Authorized Matter, the Sub-Adviser may waive the Fund’s right to a jury trial and potential objections as to jurisdiction with respect to such Authorized Matter, and (z) the Sub-Adviser shall take such action as it deems prudent in connection with Authorized Matters in the Sub-Adviser’s sole discretion, which may include the decision not to take any action. The Sub-Adviser may, at any time, change the scope of, or terminate, the Authorized Matters Service. The Sub-Adviser will provide notice of any such Authorized Matters Service change in scope or termination to the Adviser in any manner the Sub-Adviser chooses, including by electronic communication, and the Adviser, on behalf of the Fund and on its own behalf, expressly consents to accept any manner of delivery of such communications, including by electronic communication. The Authorized Matters Service shall, if not sooner terminated, automatically terminate upon the termination of this Agreement. If the legal fees for an Authorized Matter will exceed $25,000, Sub-Adviser will inform Adviser promptly in writing of all details associated with such Authorized Matter and will not incur any expenses on behalf of the Fund unless first authorized by Adviser.

5.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7.	This Amendment may be executed, in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 6, 2019.

Jackson National Asset Management, LLC		Franklin Advisers, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Edward Perks
Name:	Mark D. Nerud	Name:	Edward Perks
Title:	President and CEO	Title:	President, CIO